424B3 PROSPECTUS SUPPLEMENT DATED January 12, 2009 TO PROSPECTUS DATED May 14, 2009
Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 158421
GREENHAVEN CONTINUOUS COMMODITY INDEX FUND
SUPPLEMENT DATED January 12, 2010 TO
PROSPECTUS DATED May 14, 2009
This Supplement updates certain performance, fee and commodity broker and fund account related information contained in the Prospectus dated May 14, 2009 (the “Prospectus”) of GreenHaven Continuous Commodity Index Fund (the “Fund”) and GreenHaven Continuous Commodity Index Master Fund (the “Master Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.
Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus. This Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is an inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.
* * * * * * * * * * * * * * * * * * *

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS
OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

GreenHaven Commodity Services LLC
Managing Owner

I.	The third and fourth paragraphs of page x of the Prospectus are hereby deleted and replaced in their entirety, with the following:
The Commodity Broker A variety of executing brokers may execute futures transactions on behalf of the Master Fund. The Managing Owner has designated Morgan Stanley & Co. Incorporated (“MS&Co.”), as the Master Fund’s commodity broker (the “Commodity Broker”), to which the executing brokers give-up all such transactions. In its capacity as clearing broker, the Commodity Broker may execute and clear each of the Master Fund’s futures transactions and perform certain administrative services for the Master Fund. The Commodity Broker is registered with the CFTC as futures commission merchants and is a member of the NFA in such capacity.
The Master Fund pays to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than $20 per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees are determined on a contract-by-contract basis. The Managing Owner does not expect brokerage commissions and fees to exceed 0.24%

of the net asset value of the Master Fund in any year, although the actual amount of brokerage commissions and fees in any year may be greater.

II.	Inserted as a new third paragraph on page 4 of the Prospectus as required by the National Futures Associations annual review of the Fund’s disclosure document is the following:
The Risks You Face
If the Managing Owner permits the Fund to control commodity positions in excess of the value of the Fund’s assets, you could lose all or substantially all of your investment.
Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to increase their exposure to assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While these actions can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant or complete losses to the pool. While the Managing Owner has not and does not intend to have exposure to futures contracts in excess of the Fund’s collateral, the Fund is dependent upon the trading and management skills of the Managing Owner to maintain the proper position sizes.

III.	The performance table of the Prospectus on page 11 is hereby deleted and replaced, in its entirety, with the following:
PERFORMANCE
From inception to October 31, 2009
PAST PERFORMANCE RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Name of Pool: GreenHaven Continuous Commodity Index Master Fund
Type of Pool: Publicly offered Commodity Pool Listed on NYSE-ARCA
Inception of Fund: January 23, 2008
First Day of Public Trading: January 24, 2008
Aggregate Subscriptions: $259,264,002 through October 31, 2009.
Current Net Asset Value: $220,719,000 at October 31, 2009.
Largest monthly draw-down: 18.24% October 2008
Worst peak to valley draw-down: 43.33% June 2008-February 2009

Date	Month	NAV	Rate of Return
1/23/2008	Inception	$30.00	—
1/31/2008	January	$31.65	5.50%
2/29/2008	February	$35.41	11.88%
3/31/2008	March	$32.46	-8.33%
4/30/2008	April	$33.49	3.17%
5/31/2008	May	$33.77	0.84%

Date	Month	NAV	Rate of Return
6/30/2008	June	$36.83	9.06%
7/31/2008	July	$33.71	-8.47%
8/31/2008	August	$31.65	-6.11%
9/30/2008	September	$27.74	-12.35%
10/31/2008	October	$22.68	-18.24%
11/28/2008	November	$22.03	-2.87%
12/31/2008	December	$21.92	-0.50%
2008	Total Performance		-26.93%
Date	Month	NAV	Rate of Return
1/30/2009	January	$21.80	-0.55%
2/27/2009	February	$20.87	-4.27%
3/31/2009	March	$21.73	4.12%
4/30/2009	April	$21.69	-0.18%
5/31/2009	May	$24.21	11.62%
6/30/2009	June	$22.73	-6.11%
7/31/2009	July	$23.44	3.12%
8/30/2009	August	$23.19	-1.07%
9/30/2009	September	$23.89	3.02%
10/31/2009	October	$24.94	4.40%
2009	YTD Performance		13.78%

IV. The index historical return table of the Prospectus on page 14 is hereby deleted and replaced, in its entirety, with the following:
CCI Total Return Historical Prices (Monthly)
Tabular Performance

29-Jan-82	101.34	31-Jan-85	103.27	29-Jan-88	124.46	31-Jan-91	151.18	31-Jan-94	159.78	31-Jan-97	212.80	31-Jan-00	182.49	31-Jan-03	212.14	31-Jan-06	317.12
26-Feb-82	97.88	28-Feb-85	99.17	29-Feb-88	121.18	28-Feb-91	153.90	28-Feb-94	160.80	28-Feb-97	217.12	29-Feb-00	181.60	28-Feb-03	210.43	28-Feb-06	307.27
31-Mar-82	95.25	29-Mar-85	103.90	31-Mar-88	127.08	28-Mar-91	154.35	31-Mar-94	162.09	31-Mar-97	221.21	31-Mar-00	186.68	31-Mar-03	200.92	31-Mar-06	314.70
30-Apr-82	96.80	30-Apr-85	101.06	29-Apr-88	128.08	30-Apr-91	153.43	29-Apr-94	161.89	30-Apr-97	224.26	28-Apr-00	184.96	30-Apr-03	201.16	28-Apr-06	328.56
28-May-82	93.93	31-May-85	98.95	31-May-88	134.02	31-May-91	152.96	31-May-94	170.00	30-May-97	227.67	31-May-00	195.03	30-May-03	204.61	31-May-06	328.29
30-Jun-82	92.81	28-Jun-85	96.93	30-Jun-88	138.37	28-Jun-91	149.72	30-Jun-94	169.55	30-Jun-97	220.61	30-Jun-00	195.06	30-Jun-03	202.54	30-Jun-06	329.34
30-Jul-82	93.17	31-Jul-85	97.80	29-Jul-88	132.59	31-Jul-91	154.80	29-Jul-94	172.93	31-Jul-97	224.71	31-Jul-00	192.53	31-Jul-03	203.40	31-Jul-06	333.17
31-Aug-82	95.18	30-Aug-85	98.97	31-Aug-88	132.63	30-Aug-91	152.99	31-Aug-94	169.51	29-Aug-97	226.65	31-Aug-00	198.89	29-Aug-03	210.55	31-Aug-06	330.53
30-Sep-82	93.88	30-Sep-85	100.66	30-Sep-88	128.43	30-Sep-91	156.77	30-Sep-94	169.57	30-Sep-97	227.92	29-Sep-00	200.19	30-Sep-03	210.87	29-Sep-06	313.11
29-Oct-82	96.53	31-Oct-85	103.64	31-Oct-88	134.88	31-Oct-91	160.40	31-Oct-94	170.16	31-Oct-97	227.01	31-Oct-00	196.31	31-Oct-03	214.61	31-Oct-06	323.58
30-Nov-82	98.58	29-Nov-85	104.85	30-Nov-88	139.34	29-Nov-91	158.33	30-Nov-94	166.41	28-Nov-97	224.59	30-Nov-00	203.55	26-Nov-03	215.63	30-Nov-06	342.86
31-Dec-82	98.44	31-Dec-85	106.03	30-Dec-88	144.35	31-Dec-91	152.25	30-Dec-94	172.50	31-Dec-97	219.56	29-Dec-00	203.47	31-Dec-03	222.14	29-Dec-06	331.29
31-Jan-83	103.24	31-Jan-86	102.07	31-Jan-89	141.62	31-Jan-92	152.62	31-Jan-95	167.63	31-Jan-98	224.10	31-Jan-01	200.87	30-Jan-04	229.67	31-Jan-07	330.62
28-Feb-83	98.56	28-Feb-86	98.26	28-Feb-89	144.01	28-Feb-92	150.99	28-Feb-95	170.77	27-Feb-98	217.32	28-Feb-01	199.37	27-Feb-04	241.16	28-Feb-07	342.83
31-Mar-83	102.16	31-Mar-86	97.97	31-Mar-89	145.51	31-Mar-92	151.55	31-Mar-95	173.78	31-Mar-98	218.08	30-Mar-01	189.30	31-Mar-04	249.10	30-Mar-07	341.39
29-Apr-83	104.58	30-Apr-86	100.60	28-Apr-89	146.19	30-Apr-92	149.17	28-Apr-95	176.61	30-Apr-98	215.22	30-Apr-01	192.80	30-Apr-04	239.12	30-Apr-07	335.77
31-May-83	108.48	30-May-86	97.33	31-May-89	142.61	29-May-92	152.77	31-May-95	176.38	29-May-98	207.33	31-May-01	188.39	28-May-04	243.59	31-May-07	339.705
30-Jun-83	107.15	30-Jun-86	96.02	30-Jun-89	146.79	30-Jun-92	153.52	30-Jun-95	174.40	30-Jun-98	203.41	29-Jun-01	183.78	30-Jun-04	234.32	29-Jun-07	339.29
29-Jul-83	111.80	31-Jul-86	96.09	31-Jul-89	142.60	31-Jul-92	151.05	31-Jul-95	176.39	31-Jul-98	195.17	31-Jul-01	182.33	30-Jul-04	235.75	31-Jul-07	349.84
31-Aug-83	113.31	29-Aug-86	102.70	31-Aug-89	144.06	31-Aug-92	147.35	31-Aug-95	180.43	31-Aug-98	183.20	31-Aug-01	178.58	31-Aug-04	243.06	31-Aug-07	339.34
30-Sep-83	110.20	30-Sep-86	103.82	29-Sep-89	144.97	30-Sep-92	147.89	29-Sep-95	181.67	30-Sep-98	188.69	28-Sep-01	170.11	30-Sep-04	249.04	28-Sep-07	367.75

31-Oct-83	106.39	31-Oct-86	104.31	31-Oct-89	144.75	30-Oct-92	145.91	31-Oct-95	183.18	30-Oct-98	188.01	31-Oct-01	165.99	29-Oct-04	248.86	31-Oct-07	373.06
30-Nov-83	109.27	28-Nov-86	103.81	30-Nov-89	147.55	30-Nov-92	148.41	30-Nov-95	184.92	30-Nov-98	180.37	30-Nov-01	170.96	30-Nov-04	253.96	30-Nov-07	368.91
30-Dec-83	111.16	31-Dec-86	104.80	29-Dec-89	150.98	31-Dec-92	147.44	29-Dec-95	187.77	31-Dec-98	174.47	28-Dec-01	168.51	31-Dec-04	249.80	31-Dec-07	388.29
31-Jan-84	110.00	30-Jan-87	107.23	31-Jan-90	155.48	29-Jan-93	144.22	31-Jan-96	193.04	29-Jan-99	171.56	31-Jan-02	164.83	31-Jan-05	250.91	31-Jan-08	411.15
29-Feb-84	111.46	27-Feb-87	106.00	28-Feb-90	158.05	26-Feb-93	145.81	29-Feb-96	196.45	26-Feb-99	163.26	28-Feb-02	167.85	28-Feb-05	269.04	29-Feb-08	459.94
30-Mar-84	116.15	31-Mar-87	107.87	30-Mar-90	159.10	31-Mar-93	151.90	29-Mar-96	201.72	31-Mar-99	170.85	29-Mar-02	178.98	31-Mar-05	276.15	31-Mar-08	419.58
30-Apr-84	114.17	30-Apr-87	115.54	30-Apr-90	162.61	30-Apr-93	153.95	30-Apr-96	209.92	30-Apr-99	169.20	30-Apr-02	174.76	29-Apr-05	267.03	30-Apr-08	432.82
31-May-84	116.20	29-May-87	116.74	31-May-90	162.60	28-May-93	153.73	31-May-96	210.32	28-May-99	165.19	31-May-02	177.87	31-May-05	264.15	30-May-08	436.36
29-Jun-84	112.18	30-Jun-87	116.95	29-Jun-90	158.82	30-Jun-93	152.79	28-Jun-96	208.80	30-Jun-99	167.21	28-Jun-02	179.55	30-Jun-05	268.09	30-June-08	475.72
31-Jul-84	103.00	31-Jul-87	119.23	31-Jul-90	160.55	30-Jul-93	158.83	31-Jul-96	205.26	30-Jul-99	165.29	31-Jul-02	182.26	26-Jul-05	270.29	31-Jul-08	434.38
31-Aug-84	107.59	31-Aug-87	117.97	31-Aug-90	163.58	31-Aug-93	156.42	30-Aug-96	212.64	31-Aug-99	171.44	30-Aug-02	188.45	31-Aug-05	276.75	30-Aug-08	407.25
28-Sep-84	105.27	30-Sep-87	118.36	28-Sep-90	168.59	30-Sep-93	154.52	30-Sep-96	209.55	30-Sep-99	177.22	30-Sep-02	192.98	30-Sep-05	289.08	30-Sep-08	355.30
31-Oct-84	106.20	30-Oct-87	119.00	31-Oct-90	161.51	29-Oct-93	153.92	31-Oct-96	204.28	29-Oct-99	175.05	31-Oct-02	194.72	31-Oct-05	285.12	31-Oct-08	288.96
30-Nov-84	104.62	30-Nov-87	124.75	30-Nov-90	159.48	30-Nov-93	152.67	29-Nov-96	211.48	30-Nov-99	176.49	29-Nov-02	195.84	30-Nov-05	289.17	28-Nov-08	279.58
31-Dec-84	101.03	31-Dec-87	124.41	31-Dec-90	158.64	31-Dec-93	156.48	31-Dec-96	210.35	31-Dec-99	178.07	31-Dec-02	199.55	21-Dec-05	299.14	31-Dec-08	277.53
31-Jan-09	277.32
27-Feb-09	275.21
31-Mar-09	262.7
30-Apr-09	272.62
29-May-09	271.52
30-Jun-09	302.54
31-Jul-09	248.18
31-Aug-09	288.18
30-Sep-09	296.28
30-Oct-09	308.74
30-Nov-09	322.67
31-Dec-09	323.90
V.	The Commodity Broker Section of the Prospectus on pages 20-21 is hereby deleted and replaced, in its entirety, with the following to reflect current brokers and current required litigation disclosure of the commodity broker as required:
THE COMMODITY BROKER
A variety of executing brokers may execute futures transactions on behalf of the Master Fund. The Master Fund has designated Morgan Stanley & Co. Incorporated (“MS&Co.”), a Delaware corporation, to serve as clearing broker to which the executing brokers give-up all such transactions.
MS&Co. is a wholly-owned subsidiary of Morgan Stanley (“MS”), a Delaware holding company. MS files periodic reports with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, which include current descriptions of material litigation and material proceedings and investigations, if any, by governmental and/or regulatory agencies or self-regulatory organizations concerning MS and its subsidiaries, including MS&Co. As a consolidated subsidiary of MS, MS&Co. does not file its own periodic reports with the

SEC that contain descriptions of material litigation, proceedings and investigations. As a result, we refer you to the following “Legal Proceedings” section of MS’s SEC 10-K filings for 2008, 2007, 2006, 2005 and 2004.
In addition to the matters described in those filings, in the normal course of business, each of MS and MS&Co. has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions, and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Each of MS and MS&Co. is also involved, from time to time, in investigations and proceedings by governmental and/or regulatory agencies or self-regulatory organizations, certain of which may result in adverse judgments, fines or penalties. The number of these investigations and proceedings has increased in recent years with regard to many financial services institutions, including MS and MS&Co.
MS&Co. is a Delaware corporation with its main business office located at 1585 Broadway, New York, New York 10036. Among other registrations and memberships, MS&Co. is registered as a futures commission merchant and is a member of the National Futures Association.
Effective on or about April 1, 2007 Morgan Stanley DW Inc. (“MSDW”) was merged into Morgan Stanley & Co. Incorporated (“MS&Co.”), which has assumed all of the responsibilities of MSDW. For purposes of clarity, however, MSDW’s litigation disclosure will be retained and listed separately, in relevant part, until the fifth anniversary of the date of each specific disclosure item in the MSDW sub-section.
MS&Co. is a wholly-owned subsidiary of Morgan Stanley (“MS”), a Delaware holding company. MS files periodic reports with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, which include current descriptions of material litigation and material proceedings and investigations, if any, by governmental and/or regulatory agencies or self-regulatory organizations concerning MS and its subsidiaries, including MS&Co. As a consolidated subsidiary of MS, MS&Co. does not file its own periodic reports with the SEC that contain descriptions of material litigation, proceedings and investigations. As a result, we refer you to the “Legal Proceedings” section of MS’s SEC 10-K filings for 2009, 2007, 2006, 2005 and 2004.
During the preceding five years, the following administrative, civil, or criminal actions pending, on appeal or concluded against MS&Co. or any of its principals are material within the meaning of CFTC Rule 4.24(l)(2) or 4.34(k)(2):
Morgan Stanley DW Inc.
In the normal course of business, MSDW was involved in numerous legal actions, including arbitrations, class actions, and other litigation. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. MSDW was also involved, from time to time, in investigations and proceedings by governmental and/or regulatory agencies or self-regulatory organizations, certain of which have resulted and may result in adverse judgments, fines or penalties. The number of these investigations and proceedings has increased in recent years with regard to many financial services institutions, including MSDW.
On July 14, 2003, the Massachusetts Securities Division filed an administrative complaint alleging that MSDW filed false information in response to an inquiry from the Massachusetts Securities Division pertaining to mutual fund sales practices. On August 11, 2003, the Massachusetts Securities Division filed an administrative complaint, alleging that MSDW failed to make disclosures of incentive compensation for proprietary and partnered mutual fund transactions. On November 25, 2003, the Massachusetts Securities Division filed an administrative complaint, alleging that a former branch manager engaged in securities fraud and dishonest conduct in promoting the sales of proprietary mutual funds. On May 24, 2004, the presiding hearing officer granted MSDW’s motion to dismiss all claims relating to MSDW’s differential compensation practices and its receipt of remuneration from third-party fund families, holding that these practices did not violate any state law or regulation. Regarding the Massachusetts Securities Division’s complaint filed on July 14, 2003, MSDW waived its right to a hearing and agreed to pay an administrative fine of $25,000 on September 27, 2004. Regarding the Massachusetts Securities Division’s complaints filed on August 11, 2003 and November 25, 2003, hearings were concluded on December 20, 2004. On March 27, 2005 the hearing officer issued two decisions dismissing all charges against MSDW and the branch manager. On April 7, 2005, the Massachusetts Securities Division filed a Motion for Reconsideration of the hearing officer’s decisions to dismiss all charges against MSDW and the branch manager. On August 24, 2005, the hearing officer denied the Massachusetts Securities Division’s motion for reconsideration as to the branch manager, not having yet ruled upon the motion as to MSDW.
In fiscal 2004, MSDW discovered irregularities in the accounts of certain clients of Carlos Soto, a former registered representative in its San Juan, Puerto Rico branch. Mr. Soto stated that, with respect to certain clients, he had raised some funds by making misrepresentations, issuing false account statements and diverting some funds to accounts he controlled. MSDW promptly notified regulators and law enforcement. On December 9, 2004, MSDW reached a final settlement with the New York Stock Exchange to resolve this matter (see December 2004 matter).
On June 17, 2004, the New Hampshire Bureau of Securities Regulation filed a petition for relief against MSDW alleging, among other things, that a former representative solicited certain customers to purchase certain unregistered, non-exempt securities, that certain managers promoted the sale of proprietary mutual funds and other products by the use of certain “sales contests” and that MSDW failed to disclose the alleged material fact of such contests. On April 7, 2005, MSDW entered into a consent agreement with the New Hampshire Bureau of Securities Regulation. MSDW agreed to a $425,000 fine, a cease and desist order, to pay $10,000 for the cost of investigation, and to comply with a variety of undertakings, including requirements to retain an independent consultant to review certain compliance and policy procedures, provide rescission with respect to certain transactions, and notify New Hampshire residents of certain rights with respect to arbitration agreements.
In December 2004, the New York Stock Exchange brought an administrative action (relating to the Carlos Soto matter noted above and misconduct by a separate former employee of the firm) against MSDW and its affiliate MS&Co. alleging violations by MSDW and/or MS&Co. of (1) New York Stock Exchange Rule 342 by failing to provide for appropriate supervision of certain business activities and by failing to provide for proper implementation of adequate systems and procedures to ensure adequate supervision of certain customer accounts; (2) New York Stock Exchange Rule 405 by failing to use due diligence concerning accounts handled by two registered representatives; and (3) New York Stock Exchange Rule 440 and Regulation 240.17A-3 of the Securities Exchange Act by failing to maintain complete and accurate books and records related to this matter. Without admitting or denying guilt, MSDW and MS&Co. consented to a censure and a fine of $6 million which was accepted by a hearing panel of the New York Stock Exchange on December 9, 2004.
In 2004, the New York Stock Exchange brought an administrative action against MSDW and MS&Co. alleging violations by MSDW and/or MS&Co. of (1) New York Stock Exchange Rules 401 and 476(a)(6) by failing to ensure delivery of prospectuses in connection with certain sales of securities; (2) New York Stock Exchange Rule 476(a)(11) by failing to timely and accurately file daily program trade reports; (3) New York Stock Exchange Rule 440b and SEC Regulation 10a-1 of the Securities Exchange Act by erroneously executing certain sell orders on a minus tick for securities in which MSDW held a short position; (4) New York Stock Exchange Rule 351 by failing to timely submit RE-3 in connection with certain matters; (5) New York Stock Exchange Rule 345 and Securities Exchange Act Regulations 17f-2 and 17a-3(12)(i) by hiring certain individuals subject to statutory disqualification and failing to file fingerprint cards for certain non-registered employees; (6) New York Stock Exchange Rule 123c by failing to comply with requirements concerning certain market-on-close and limit-on-close orders; (7) New York Stock Exchange Rule 472, 342.16 and 342.17 concerning supervision of certain incoming and/or outgoing communications; and (8) New York Stock Exchange Rule 342(a) and (b) by failing to reasonably supervise certain activities. MSDW and MS&Co. resolved the action by consenting, without admitting or denying guilt, to a censure, a fine of $13 million and a rescission offer to those clients who should have received a prospectus during the period from June 2003 to September 2004. A hearing panel of the New York Stock Exchange accepted this settlement on December 9, 2004.
In an acceptance, waiver and consent dated August 1, 2005, the National Association of Securities Dealers, Inc. found that MSDW Inc. violated the National Association of Securities Dealers, Inc.’s rules 3010 and 2110 by failing to establish and maintain a supervisory system, including written procedures, reasonably designed to review and monitor its fee-based brokerage business between January 2001 and December 2003. Without admitting or denying the allegations, MSDW consented to the described sanctions and findings. The firm was censured and fined $1.5 million, and agreed to the payment of restitution to 3,549 customers in the total amount of approximately $4,640,582, plus interest from December 31, 2003 until August 1, 2005.
On September 27, 2007, FINRA announced that MS&Co., on behalf of itself and as successor to Morgan Stanley DW Inc., entered into a Letter of Acceptance, Waiver and Consent to resolve charges filed by FINRA on December 19, 2006. In the Letter of Acceptance, Waiver and Consent, FINRA found that, among other things, MS&Co. provided inaccurate information regarding the existence of pre-September 11, 2001 emails and failed to provide such emails to arbitration claimants and regulators in response to discovery obligations and regulatory inquiries, failed adequately to preserve books and records, and failed to establish and maintain systems and written procedures reasonably designed to preserve required records and to ensure that it conducted adequate searches in response to regulatory inquiries and discovery requests. The Letter of Acceptance, Waiver and Consent also included findings that MS&Co. failed to provide arbitration claimants with updates to a supervisory manual when called for in discovery. FINRA found that MS&Co. violated Section 17(a) of the Exchange Act of 1934 and Rule 17a-4 thereunder, NASD Conduct Rules 2110, 3010 (a) and (b) and 3110, NASD Procedural Rule 8210 and Interpretative Material 10100 under the NASD Code of Arbitration Procedure. In the settlement, MS&Co. neither admitted nor denied these findings. The settlement established a $9.5 million fund for the benefit of potentially affected arbitration claimants to be administered by a third party at the expense of MS&Co. In addition, MS&Co. was censured and agreed to pay a $3 million regulatory fine and to retain an independent consultant to review its procedures for complying with discovery requirements in arbitration proceedings relating to MS&Co.’s retail brokerage operations.
On October 10, 2007, MS&Co., on behalf of itself and as successor to Morgan Stanley DW Inc., became the subject of an Order Instituting Administrative and Cease-And-Desist Proceedings by the SEC. The Order found that from as early as 2000 until 2006, MS&Co. failed to provide to its customers accurate and complete written trade confirmations for certain fixed income securities in violation of Rule 10b-10 under the Exchange Act, Section 15B(c)(1) of the Exchange Act and Rule G-15 of the Municipal Securities Rulemaking Board (MSRB). The Order censured MS&Co., ordered it to cease and desist from committing or causing any violations and any future violations of Rule 10b-10 under the Exchange Act, Section 15B(c)(1) of the Exchange Act, and MSRB Rule G-15, ordered MS&Co. to pay a $7.5 million penalty, and to retain an independent consultant to review MS&Co.’s policies and procedures. MS&Co. consented to the issuance of the Order without admitting or denying any of the SEC’s findings, except as to the SEC’s jurisdiction over the matter.
Morgan Stanley & Co. Incorporated
On June 2, 2009, MS executed a final settlement with the Office of the New York State Attorney General (“NYAG”) in connection with its investigation relating to the sale of auction-rate securities (“ARS”). MS agreed, among other things to: (1) repurchase at par illiquid ARS that were purchased by certain retail clients prior to February 13, 2008; (2) pay certain retail clients that sold ARS below par the difference between par and the price at which the clients sold the securities; (3) arbitrate, under special procedures, claims for consequential damages by certain retail clients; (4) refund refinancing fees to certain municipal issuers of ARS; and (5) pay a total penalty of $35 million. On August 13, 2008, MS reached an agreement in principle on substantially the same terms with the Office of the Illinois Secretary of State, Securities Department (on behalf of a task force of other states under the auspices of the North American Securities Administrators Association) that would settle their investigations into the same matters. A separate investigation of these matters by the SEC remains ongoing.
In connection with the MS&Co.’s role as either lead or co-lead underwriter in several in initial public offerings (“IPO”), the company has been exposed to both regulatory and civil proceedings. On January 25, 2005, MS&Co. announced a settlement with the Securities and Exchange Commission regarding allegations that it violated Rule 101 of Regulation M by attempting to induce certain customers that received shares in IPOs to place purchase orders for additional shares in the aftermarket. Under the terms of the settlement, MS&Co. agreed, without admitting or denying the allegations, to the entry of a judgment enjoining it from violating Rule 101 of Regulation M and the payment of a $40 million civil penalty. The court approved the settlement on February 4, 2005.
On May 12, 2006, the U.S. District Court for the District of Columbia (the “D.C. District Court”) entered Final Judgment effecting a settlement MS had reached with the SEC, the New York Stock Exchange, Inc. (“NYSE”) and the NASD relating to MS&Co.’s production of email in the research analyst and IPO investigations from December 2000 through at least July 2005. The complaint, filed by the SEC in the District Court on May 10, 2006, alleges that MS&Co. did not timely produce emails in response to those matters because it did not diligently search for back-up tapes containing responsive emails until 2005, and because it over-wrote back-up tapes potentially containing responsive email until at least December 2002. Without admitting or denying the allegations of the complaint, MS&Co. consented to (1) a permanent injunction barring future violations of §17(b) of the Exchange Act (which requires, among other things, that MS respond promptly to SEC subpoenas and requests) and the relevant regulations promulgated thereunder and (2) the payment of a $15 million civil penalty, $5 million of which will be paid to the NASD and NYSE.
On May 31, 2006, MS&Co. and MSDW consented, without admitting or denying the findings, to the entry of an order in which they were censured by the SEC for allegedly violating Section 17(a)(2) of the Securities Act by managing auctions for auction rate securities in ways that were not adequately disclosed or that did not conform to disclosed procedures. The order required that MS&Co. and MSDW cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, the payment of a civil money penalty of $1.5 million and to comply with certain additional undertakings.
On June 27, 2006, MS&Co. and MSDW consented, without admitting or denying the findings, to the entry of an order in which they were censured by the SEC for allegedly violating Section 15(f) of the Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940 and paid a civil money penalty of $10 million. The SEC found that MS&Co. and MSDW failed to: (1) conduct any surveillance of a number of accounts and securities; (2) provide adequate guidance to personnel charged with conducting surveillance; (3) have adequate controls in place with respect to certain aspects of watch list maintenance. The SEC’s findings covered different areas from the 1997 through 2006 time period. The order also required that MS&Co. and MSDW comply with certain undertakings as described in the SEC’s order, which include retaining a qualified independent consultant to conduct a comprehensive review of their policies, practices and procedures relating to 15(f) of the Exchange Act of 1934 and Section 204A of the Investment Advisors Act of 1940 to determine the adequacy of such policies, practices and procedures and make appropriate recommendations.
MS&Co., nor any affiliate, officer, director or employee thereof have passed on the merits of this Prospectus or offering, or give any guarantee as to the performance or any other aspect of the Fund.
VI.     The Principals and Key Employees Section of the Prospectus on pages 23-24 are hereby deleted and replaced, in their entirety, with the following to disclose the addition of key employees of the managing owner and specify the dates and status of registration with the National Futures Association as required upon completion of annual review:
Principals and Key Employees. Ashmead Pringle and Thomas Fernandes serve as the chief decision makers of the Managing Owner.
Ashmead Pringle, 63, President
Mr. Pringle founded the Managing Owner and has served as the President since October of 2006. Since 1984, Mr. Pringle founded and has acted as the President of Grain Service Corporation (GSC), a commodity research and trading company. Mr. Pringle has conducted hundreds of seminars on hedging, risk management, and basis trading in energy and agriculture, and is a recognized expert in commodity risk management. Mr. Pringle became a registered Associated Person and listed Principal of the Managing Owner on November 15, 2006. He became a listed Principal of GreenHaven, LLC on November 15, 2006 and a registered Associated Person of GreenHaven, LLC on September 18, 2006. GreenHaven LLC is a Georgia LLC that registered as a CTA on September 14, 2006 and that focuses on the development of private and public commodity investments. He became a listed Principal of Grain Service Corporation, Inc. on June 12, 1985 and a registered Associated Person of Grain Service Corporation, Inc. on October 31, 1985.

Thomas Fernandes, 35, Treasurer and Manager of Operations
Mr. Fernandes is the Chief Operations Officer of the Managing Owner and has held that position since October of 2006. From May 2005 to October 2006, Mr. Fernandes has worked as a commodity derivatives expert at GSC. Prior to joining GSC, Mr. Fernandes worked as an analyst at West Broadway Partners, an investment partnership, from March 2002 to April 2005. From March 2000 to March 2002, Mr. Fernandes was employed as a trader at Fleet Bank of Boston. Mr. Fernandes became a registered Associated Person and listed Principal of the Managing Owner on October 26, 2006. He became a listed Principal of GreenHaven, LLC on August 29, 2006 and an Associated Person of GreenHaven, LLC on September 14, 2006. He became an Associated Person of Grain Service Corporation, Inc. on June 8, 2005.
Cooper Anderson, 30, Trader
Mr. Anderson is a trader for the Managing Owner and is responsible for daily futures trading, cash flow management, treasury portfolio management, and quantitative analysis for the GreenHaven Continuous Commodity Index Fund. Prior to joining GreenHaven LLC, in April of 2007, Mr. Anderson worked from December of 2002 until March of 2006 as an analyst in Institutional Equity Sales and Trading for Credit Suisse Securities USA LLC, a securities broker dealer and investment bank based in Zurich, Switzerland. Mr. Anderson’s duties at Credit Suisse Securities USA LLC served as a brokerage sales person covering the major financial institutions in the Southeastern US and Caribbean. He has passed the Level 3 CFA® exam and has a B.B.A. in Finance from the University of Georgia. Mr. Anderson became a registered Associated Person on May 29, 2007 with GreenHaven LLC and registered Associated Person and as listed Principal of the Managing Owner on November 30, 2009.
Scott Glasing, 47. Trader
Mr. Glasing is a trader for the Managing Owner and is responsible for daily futures trading. Mr. Glasing has held this position since November of 2006. Mr. Glasing has an expertise, concentrated in trading, back office operations and compliance. A native of Chicago, he has interest in finance, economics and hedging. Mr. Glasing has worked for Grain Service since 1998. Mr. Glasing became a registered Associated Person on November 15, 2006 and listed Principal of the Managing Owner on November 30, 2009. He became a registered Associated Person of GreenHaven, LLC on September 14, 2006. He became an Associated Person of Grain Service Corporation, Inc. on February 9, 1998 and was listed as a principal of Grain Service Corporation, Inc. on March 26, 1998.
Neither Mr. Pringle nor Mr. Fernandes nor Mr. Anderson nor Mr. Glasing receives a salary directly from the Master Fund or the Fund as a result of serving in any capacity. However, a portion the Management Fee that is received for the services provided by the Managing Owner may be used for payment of compensation to such individuals.
As of the date of this prospectus, neither Mr. Pringle nor Mr. Fernandes nor Mr. Anderson nor Mr. Glasing owned any shares, and the Managing Owner owned fifty (50) shares.

VII.	The Authorized Participant Section of the Prospectus on page 29 is updated to reflect all current Authorized Participants
AUTHORIZED PARTICIPANTS
As of the date of this prospectus, JPMorgan Chase and Merrill, Lynch Professional Clearing Corp. have each executed a Participant Agreement.
VIII. The Statement of Additional Information Section of the Prospectus on page 81 is hereby deleted and replaced, in its entirety, with the following to reflect the current Date and additional disclosure as required by the National Futures Association annual review of the funds’ disclosure document:
STATEMENT OF ADDITIONAL INFORMATION
January 12, 2010
GREENHAVEN CONTINUOUS COMMODITY INDEX FUND
Shares of Beneficial Interest
This is a speculative investment which involves the risk of loss. Past performance is not necessarily indicative of future results. See “The Risks You Face” beginning at page 1 in Part One.
THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT AND A STATEMENT OF ADDITIONAL INFORMATION. THESE PARTS ARE BOUND TOGETHER, AND BOTH CONTAIN IMPORTANT INFORMATION. The Statement of Additional Information should be read in conjunction with the Disclosure Document.
For information on how to obtain a Disclosure Document, please see page iii above.
GreenHaven Commodity Services LLC
Managing Owner
IX.	A Table of Contents has been added for the Statement of Additional information Section of the Prospectus following page 81 as required by the National Futures Association annual review of the funds’ disclosure document.
STATEMENT OF ADDITIONAL INFORMATION
January 12, 2010
GREENHAVEN CONTINUOUS COMMODITY INDEX FUND
Shares of Beneficial Interest
Table of Contents

The Futures Markets	83

Futures Contracts	83
Hedgers and Speculators	83
Futures Exchanges	84
Speculative Position Limits	84
Daily Limits	84
Regulations	84
Margin	85

Exhibits and Financial Statement Schedules	86
Undertakings	86
Signatures	89
Exhibit Index	90